Exhibit 99.1

TESSCO Reports Second Quarter 2017 Financial Results

Achieves Sequential Improvement in Revenue and Earnings

Continues Quarterly Dividend of $0.20 Per Share

HUNT VALLEY, MD, Oct. 27, 2016—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), a consultative provider of the end-to-end wireless solutions to deploy network and connectivity systems, today reported financial results for its second quarter of fiscal 2017, ended September 25, 2016.

Second-Quarter Highlights:

•	Murray Wright appointed President, Chief Executive Officer and Board member.
•	Robert Barnhill assumes role of Executive Chairman of the Board.
•	Sequential growth in revenue and earnings; achieving $0.12 EPS and $0.38 EBITDA per share*.
•	Strong balance sheet maintained.
•	Quarterly dividend of $0.20 per share declared.

Second-Quarter Revenue by Market:

	Year over Year Q2 FY 2017 vs. Q2 FY 2016	Sequential Q2 FY 2017 vs. Q1 FY 2017
Public Carrier	(28.2%)	11.8%
Commercial Resellers	(5.3%)	(3.5%)
Government	2.4%	(8.7%)
Private System Operators	2.9%	10.3%
Retail	0.9%	7.7%
Total	(5.4%)	4.5%

Robert Barnhill commented, “Our second quarter was encouraging on several fronts.

•

We are regaining revenue and profit growth as we continue our evolution from a carrier and transaction centric product supplier to a consultative provider of the end-to-end wireless solutions to deploy network and connectivity systems.

•	We are beginning to see increasing purchases and commitments from some of the carrier contractors.
•	The private system operator market is growing, showing year-over-year and sequential growth.
•

We are pleased that Murray Wright joined TESSCO as President and Chief Executive Officer on the first of September. Murray has the drive, experience and commitment to accelerate the transformations already underway to achieve breakthrough success in the exploding world of wireless connectivity. As Executive Chairman, I look forward to supporting Murray as we transition leadership and achieve our transformation initiatives.

“Overall, we achieved sequential growth in earnings, with $0.12 EPS and $0.38 EBITDA per share. We continue to maintain a strong balance sheet and declared our quarterly dividend of $0.20 per share.”

“Going forward, we are excited to be building on a solid foundation at TESSCO,” said Murray Wright, President and Chief Executive Officer. “Many key investments in intellectual capital and technology have already been made. These investments should enable us to pursue our existing transformation strategy without significant outlays of additional capital. From an operational perspective, we are increasing our intensity and focus on execution, particularly in achieving top-line growth. Working from this foundation, we see opportunities to improve our productivity, agility, customer focus and speed. TESSCO is in a terrific position to capitalize on the growth of the wireless industry during the next several years, and I am excited to lead that process.”

Second-Quarter Fiscal 2017 Financial Results

	Second Quarter FY 2017	Second Quarter FY 2016	First Quarter FY 2017
Revenue	$134.6M	$142.4M	$128.9M
EPS	$0.12	$0.33	$0.01
EBITDA per diluted share*	$0.38	$0.71	$0.16
Operating margin	1.5%	3.3%	0.1%
Cash balance	$10.8M	$6.0M	$12.6M
Line of credit balance outstanding	$0	$0	$0

* EBITDA per share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

For the fiscal 2017 second quarter, revenues totaled $134.6 million, compared with $142.4 million in the second quarter of fiscal 2016 and $128.9 million in the first quarter of fiscal 2017.

Gross profit was $28.8 million for the second quarter of fiscal 2017, compared with $30.5 million for the same quarter of fiscal 2016 and $27.1 million for the first quarter of fiscal 2017. The year-over-year decline in gross profit was primarily the result of reduced sales to public carrier customers. Gross margin was 21.4% of revenue for the second quarter of fiscal 2017, unchanged from last year’s second quarter and up 40 basis points from the first quarter of fiscal 2017.

Selling, general and administrative (SG&A) expenses were $26.7 million for the second quarter of fiscal 2017. This compares with $25.9 million for the same quarter of the prior year and $27.0 million for the first quarter of fiscal 2017. The increase in SG&A expenses year-over-year was primarily driven by increased compensation and recruiting expenses related to the Company’s sales and marketing initiatives.

Net income and earnings per diluted share were $1.0 million and $0.12, respectively, for the second quarter of fiscal 2017, compared with net income and earnings per diluted share of $2.7 million and $0.33, respectively, for the prior-year second quarter, and $0.1 million and $0.01, respectively, for the first quarter of fiscal 2017.

Cash Dividend

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on November 23, 2016 to common stockholders of record on November 9, 2016. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company is not providing earnings guidance at this time for fiscal 2017 due to the uncertainty that persists, primarily in the carrier market. While the Company currently anticipates modest sequential revenue growth in the third quarter, results are expected to be lower than in the third quarter of fiscal 2016, primarily because of near-term economic conditions, market pressure, pricing pressure in the retail market and the costs associated with ongoing investments in the Company’s transformations.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second-Quarter Fiscal 2017 Conference Call

Management will host a conference call to discuss second quarter 2017 results tomorrow, October 28, 2016 at 8:30 a.m. ET. To participate in the conference call, please call: 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #90563212.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on October 28, 2016 until 11:59 p.m. ET on November 4, 2016 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #90563212. An archived replay of the conference call will also be available on the Company's website at www.tessco.com/go/corporatepresentations.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).

EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.  EBITDA per diluted share is defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

 Reclassification of Items in Statement of Income and Supplemental Results Summary

Prior to the third quarter of fiscal 2016, the Company classified indirect costs relieved from inventory upon a sale as selling, general and administrative expenses, as opposed to cost of goods sold. The financial results presented in this release correctly reflect indirect costs relieved from inventory as cost of goods sold for all periods. The accompanying Consolidated Statements of Income and Supplemental Results Summary have been adjusted to correct this immaterial error in the classification of indirect inventory costs in the income statement. This resulted in an increase in cost of goods sold, and a corresponding decrease in selling, general and administrative expenses, of $3.3 million and $6.6 million, for the three-month and six-month periods ended September 27, 2015, respectively. These corrections have no impact on previously reported revenues, operating margin, EBITDA, net income, earnings per share or on previously reported Consolidated Balance Sheets or Consolidated Statements of Cash Flows.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge and product and supply chain solutions required to build, use and maintain wireless voice, data, video, connectivity and control network systems.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may affect consumer confidence or consumer or business spending or otherwise adversely impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; fourth-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of fourth parties; product liability claims; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com
or

David Calusdian
Sharon Merrill
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25, 2016	September 27, 2015	June 26, 2016	September 25, 2016	September 27, 2015

Revenues	$134,633,800	$142,353,300	$128,860,000	$263,493,800	$277,017,300
Cost of goods sold	105,878,200	111,841,600	101,754,000	207,632,200	217,523,700
Gross profit	28,755,600	30,511,700	27,106,000	55,861,600	59,493,600
Selling, general and administrative expenses	26,709,500	25,865,400	26,955,700	53,665,200	51,987,800
Income from operations	2,046,100	4,646,300	150,300	2,196,400	7,505,800
Interest, net	17,200	47,100	11,400	28,600	93,400
Income before provision for income taxes	2,028,900	4,599,200	138,900	2,167,800	7,412,400
Provision for income taxes	1,034,700	1,850,900	58,400	1,093,100	2,968,800
Net income	$994,200	$2,748,300	$80,500	$1,074,700	$4,443,600

Basic earnings per share	$0.12	$0.33	$0.01	$0.13	$0.54
Diluted earnings per share	$0.12	$0.33	$0.01	$0.13	$0.54

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 25, 2016	March 27, 2016
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$10,754,800	$16,882,800
Trade accounts receivable, net	70,595,000	58,315,700
Product inventory	72,251,900	53,903,900
Prepaid expenses and other current assets	5,594,700	5,917,100
Total current assets	159,196,400	135,019,500

Property and equipment, net	18,810,400	19,895,400
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,969,400	2,816,400
Total assets	$192,660,900	$169,416,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$69,843,600	$41,986,000
Payroll, benefits and taxes	5,094,400	4,927,900
Income and sales tax liabilities	1,187,200	1,456,800
Accrued expenses and other current liabilities	3,659,300	3,874,100
Revolving line of credit	-	-
Current portion of long-term debt	26,500	251,100
Total current liabilities	79,811,000	52,495,900

Deferred tax liabilities	364,900	379,400
Long-term debt, net of current portion	43,000	1,706,500
Other long-term liabilities	1,990,700	2,306,900
Total liabilities	82,209,600	56,888,700

Shareholders’ Equity:
Preferred stock	-	-
Common stock	98,200	97,600
Additional paid-in capital	58,473,800	58,113,800
Treasury stock, at cost	(57,432,800)	(57,245,200)
Retained earnings	109,312,100	111,561,100
Total shareholders’ equity	110,451,300	112,527,300

Total liabilities and shareholder’s equity	$192,660,900	$169,416,000

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25, 2016	September 27, 2015	June 26, 2016	September 25, 2016	September 27, 2015

Net Income as reported	$994,200	$2,748,300	$80,500	$1,074,700	$4,443,600
Add:
Provision for income taxes	1,034,700	1,850,900	58,400	1,093,100	2,968,800
Interest, net	17,200	47,100	11,400	28,600	93,400
Depreciation and amortization	1,098,900	1,207,200	1,176,700	2,275,600	2,338,500
EBITDA	$3,145,000	$5,853,500	$1,327,000	$4,472,000	$9,844,300
Add:
Stock based compensation	76,600	268,000	115,800	192,400	399,700
EBITDA, adjusted	$3,221,600	$6,121,500	$1,442,800	$4,664,400	$10,244,000

EBITDA per diluted share	$0.38	$0.71	$0.16	$0.54	$1.19
Adjusted EBITDA per diluted share	$0.39	$0.74	$0.17	$0.56	$1.24

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 25, 2016	Three Months Ended September 27, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$18,532	$25,803	(28.2%)
Government System Operators	8,990	8,782	2.4%
Private System Operators	23,735	23,056	2.9%
Commercial Dealers & Resellers	32,256	34,055	(5.3%)
Retailer, Independent Dealer Agents & Carriers	51,121	50,657	0.9%
Total revenues	$134,634	$142,353	(5.4%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$3,236	$4,393	(26.3%)
Government System Operators	2,092	2,093	0.0%
Private System Operators	5,429	5,541	(2.0%)
Commercial Dealers & Resellers	8,924	8,812	1.3%
Retailer, Independent Dealer Agents & Carriers	9,075	9,673	(6.2%)
Total gross profit	$28,756	$30,512	(5.8%)
% of revenues	21.4%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 25, 2016	Three Months Ended September 27, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$52,502	$56,275	(6.7%)
Network Systems	21,461	22,425	(4.3%)
Installation, Test and Maintenance	6,881	9,012	(23.6%)
Mobile device accessories	53,790	54,641	(1.6%)
Total revenues	$134,634	$142,353	(5.4%)

Product Gross Profit
Base Station Infrastructure	$13,453	$13,662	(1.5%)
Network Systems	3,421	3,372	1.5%
Installation, Test and Maintenance	1,376	1,867	(26.3%)
Mobile device accessories	10,506	11,611	(9.5%)
Total gross profit	$28,756	$30,512	(5.8%)
% of revenues	21.4%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 25, 2016	Three Months Ended June 26, 2016	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$18,532	$16,578	11.8%
Government System Operators	8,990	9,852	(8.7%)
Private System Operators	23,735	21,515	10.3%
Commercial Dealers & Resellers	32,256	33,430	(3.5%)
Retailer, Independent Dealer Agents & Carriers	51,121	47,485	7.7%
Total revenues	$134,634	$128,860	4.5%

Market Gross Profit
Public Carriers, Contractors & Program Managers	$3,236	$3,017	7.3%
Government System Operators	2,092	2,140	(2.2%)
Private System Operators	5,429	4,964	9.4%
Commercial Dealers & Resellers	8,924	8,983	(0.7%)
Retailer, Independent Dealer Agents & Carriers	9,075	8,002	13.4%
Total gross profit	$28,756	$27,106	6.1%
% of revenues	21.4%	21.0%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 25, 2016	Three Months Ended June 26, 2016	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$52,502	$52,395	0.2%
Network Systems	21,461	18,430	16.4%
Installation, Test and Maintenance	6,881	8,755	(21.4%)
Mobile device accessories	53,790	49,280	9.2%
Total revenues	$134,634	$128,860	4.5%

Product Gross Profit
Base Station Infrastructure	$13,453	$13,428	0.2%
Network Systems	3,421	2,898	18.0%
Installation, Test and Maintenance	1,376	1,568	(12.2%)
Mobile device accessories	10,506	9,212	14.0%
Total gross profit	$28,756	$27,106	6.1%
% of revenues	21.4%	21.0%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Six Months Ended September 25, 2016	Six Months Ended September 27, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$35,110	$50,954	(31.1%)
Government System Operators	18,842	16,665	13.1%
Private System Operators	45,250	45,078	0.4%
Commercial Dealers & Resellers	65,686	67,543	(2.7%)
Retailer, Independent Dealer Agents & Carriers	98,606	96,777	1.9%
Total revenues	$263,494	$277,017	(4.9%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$6,253	$8,807	(29.0%)
Government System Operators	4,232	4,040	4.8%
Private System Operators	10,393	11,200	(7.2%)
Commercial Dealers & Resellers	17,907	17,583	1.8%
Retailer, Independent Dealer Agents & Carriers	17,077	17,864	(4.4%)
Total gross profit	$55,862	$59,494	(6.1%)
% of revenues	21.2%	21.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Six Months Ended September 25, 2016	Six Months Ended September 27, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$104,897	$110,098	(4.7%)
Network Systems	39,891	43,619	(8.5%)
Installation, Test and Maintenance	15,636	17,630	(11.3%)
Mobile device accessories	103,070	105,670	(2.5%)
Total revenues	$263,494	$277,017	(4.9%)

Product Gross Profit
Base Station Infrastructure	$26,881	$27,758	(3.2%)
Network Systems	6,319	6,483	(2.5%)
Installation, Test and Maintenance	2,944	3,497	(15.8%)
Mobile device accessories	19,718	21,756	(9.4%)
Total gross profit	$55,862	$59,494	(6.1%)
% of revenues	21.2%	21.5%